EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:57 PM 05/13/2010

FILED 12:57 PM 05/13/2010

SRV 100504363 -4822602 FILE

CERTIFICATE OF INCORPORATION

OF

KEY LINK ASSETS CORP.

ARTICLE 1. NAME

The name of the corporation (the “Corporation”) is KEY LINK ASSETS CORP.

ARTlCLE 2. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE 3. CAPITAL STOCK

3.1 Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value, and 25,000,000 shares of preferred stock, $0.0001 par value. The number of authorized shares of any class, classes or series of a class of stock may be increased or decreased (but not below the number of shares thereof then outstanding or required for conversion) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of Del. Code Ann. Tit. 8, Section 242(b)(2) and without a separate vote of the holders of any particular class or series unless otherwise provided in a Preferred Stock Designation (as herein defined). The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its common stock if at any time the number of shares of common stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the preferred stock.

A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof follows.

3.2 Common Stock.  Except for and subject to those preference rights and privileges expressly granted as rights and privileges of preferred stock, and except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Corporation, including, but not by any way of limitation:

(a) Voting. Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held as of the applicable date on all matters as to which stockholders shall be entitled to vote or which are submitted to a vote for the consent of stockholders of the Corporation.

(b) Dividends. The holders of common stock shall be entitled to receive such dividends if, as and when declared from time to time by the Board of Directors, out of the assets of the Corporation which by law are available .therefor.

(c) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation the holders of common stock shall be entitled to receive ratably and equally all of the assets of the Corporation, of whatever kind available for distribution to stockholders, remaining after any preferences, if any, of the preferred stock have been satisfied if required by their terms as may be provided in this Certificate of Incorporation, as amended from time to time, or pursuant hereto.

3.3 Preferred Stock. Any preferred Stock not designated as to :series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do 50 being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of preferred stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of preferred stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights. The Board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of stock of that series. Such resolution or resolutions may be effected by the Board of Directors by the filing of a certificate of designation pursuant to the DGCL and this Article setting forth a copy of such resolution or resolutions (a “Preferred Stock Designation”). Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the common stock, as such, shall exclusively possess all voting power,

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting any series and the distinctive designation of that series;

(ii) the dividend rate on the shares of any series, whether dividends shall be cumulative, and, if so, from which date or dates, and. the relative rights or priority, if any, of payment of dividends on shares of any series;

(iii) whether any series shall have voting rights, in addition to the voting rights, provided by law, and, if so, the terms of such voting rights;

(iv) whether any series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which, amount may vary under different conditions and at different redemption dates;

(vi) whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of the series in the event of the voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the series;

(viii) any other powers, preferences, rights, qualifications, limitations, and restrictions of the class and any series.

ARTICLE 4. DIRECTORS

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of the Corporation and the manner in which such directors are to be elected shall be as set forth in the bylaws, subject to any applicable provisions as may be set forth in a Preferred Stock Designation.

ARTICLE 5. LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

5.1 The Corporation shall indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or· officer of the Corporation or such director or officer serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless, such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this clause 5.1 of Article 5 shall include the right to be paid by the

Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may indemnify to the fullest extent permitted by law, as now or hereinafter in effect, any, person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation or such person serves or served at any other enterprise as a director, officer, employee of or agent at the request of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this clause 5.1 of Article 5 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation (as amended and restated from time to time), the bylaws of the Corporation, any statute, agreement, vote of the stockholders of the Corporation or disinterested directors of the Corporation or otherwise.

5.2 No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

5.3 The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article 5), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

5.4 Neither any amendment nor .repeal of any clause of this Article 5, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article 5, shall adversely affect any right or protection of any director or officer established pursuant to this Article 5 existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article 5, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article 5, would accrue or arise) prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 6. REGISTRRED AGENT AND OFFICE

The address of its registered office in the State of Delaware is 12 Timber Creek Lane, Newark, DE 19711. The name of its registered agent at such address is The Incorporators, Ltd. In the County of New Castle.

ARTICLE 7. BYLAWS

The original bylaws of the Corporation shall be adopted by the incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, supplement, alter or repeal the bylaws of the Corporation; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided. therein; and provided further, that no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

ARTICLE 8. MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE 9. INCORPORATOR

The name and address of the incorporator are as follows:

Dated: MAY 13, 2010

Christopher J. Dunkel

216 S. Jefferson St., Ste. 101

Christopher J. Dunkel

Chicago, IL 60661

/s/ Christopher J. Drunkel

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